Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Second Quarter 2014 Financial Results

Company to Host Conference Call Today, August 7, 2014, at 11:00 AM ET

ST. PAUL, Minnesota, August 7, 2014 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced financial results for the three and six months ended June 30, 2014.

For the three months ended June 30, 2014, the Company reported a net loss of $7.5 million, or $0.11 per share. Research and development expenses were $3.1 million and selling, general and administrative expenses were $4.3 million. For the six months ended June 30, 2014, the Company reported a net loss of $14.2 million, or $0.21 per share. Operating expenses were primarily associated with the cost of supporting the Company’s VBLOC® vagal blocking therapy Premarket Approval (PMA) application process, multiple ongoing clinical trials, including the ReCharge Study, and the continued development of VBLOC Therapy delivered through the Company’s Maestro® Rechargeable System. On June 30, 2014, the Company’s cash, cash equivalents and short-term investments totaled $21.7 million. In June 2014 the Company had closed out the $20.0 million “at-the-market” (ATM) equity facility with Canaccord Genuity Inc. having raised gross proceeds of $19.9 million through that facility. The Company also announced during the second quarter that they have entered into a new ATM equity facility with Cowen and Company, LLC for gross proceeds of up to $25.0 million. To date, the Company has not issued any shares under this new facilty.

“During the second quarter, our efforts were squarely focused on the U.S. regulatory process for VBLOC Therapy, including extensive preparation for our June 17, 2014 U.S. FDA Advisory Committee Meeting which resulted in a vote in favor of VBLOC Therapy based on its relative benefits versus risks,” said Greg S. Lea, Senior Vice President, Chief Financial Officer and Chief Operating Officer. Mr. Lea noted: “We believe that our current resources will allow us to begin to build our commercial infrastructure as we continue to work towards our pivotal regulatory milestone, an FDA approval decision, which is expected later this year.”

Conference Call Details

The second quarter conference call may be accessed by dialing (877) 280-7473 (U.S. and Canada) or (707) 287-9370 (international), and entering passcode 80151769. A replay of the call will be available from August 7, 2014 at 2:00 PM Eastern Time through October 28, 2014 at 11:59 PM Eastern Time by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international) and entering passcode 8015176.

To access the live webcast, visit the events page of the investor relations section of EnteroMedics’ website at www.enteromedics.com. A replay of the webcast will be available immediately after the conference call.

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. EnteroMedics’ proprietary technology, VBLOC® vagal blocking therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. VBLOC allows people with obesity to take a positive path towards weight loss, addressing the lifelong challenge of obesity and its comorbidities without sacrificing wellbeing or comfort. EnteroMedics’ Maestro Rechargeable System has received CE Mark and is listed on the Australian Register of Therapeutic Goods.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial regulatory approval for our Maestro® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our preliminary findings from our EMPOWER™ and ReCharge pivotal trials; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC® vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 27, 2014. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution—Investigational device. Limited by Federal (United States) law to investigational use.

The implantation procedure and usage of the Maestro® System carry some risks, such as the risks generally associated with laparoscopic procedures and those related to treatment as described in the ReCharge clinical trial informed consent.

(See attached tables)

ENTEROMEDICS INC.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Sales	$—	$—	$—	$—
Cost of goods sold	—	—	—	—

Gross profit	—	—	—	—

Operating expenses:
Research and development	3,088	2,712	5,711	5,445
Selling, general and administrative	4,266	3,359	8,201	6,945

Total operating expenses	7,354	6,071	13,912	12,390

Operating loss	(7,354)	(6,071)	(13,912)	(12,390)
Other income (expense), net	(147)	(252)	(322)	(514)

Net loss	$(7,501)	$(6,323)	$(14,234)	$(12,904)

Net loss per share—basic and diluted	$(0.11)	$(0.11)	$(0.21)	$(0.25)

Shares used to compute basic anddiluted net loss per share	67,667	55,618	66,667	51,281

ENTEROMEDICS INC.

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30,	December 31,
	2014	2013
ASSETS
Cash, cash equivalents and short-term investments	$21,665	$23,297
Inventory	895	1,128
Prepaid expenses and other current assets	353	564
Property and equipment, net	491	577
Other assets	1,006	822

Total assets	$24,410	$26,388

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$187	$127
Debt	4,932	6,868
Other liabilities	4,618	4,714

Total liabilities	9,737	11,709
Stockholders’ equity	14,673	14,679

Total liabilities and stockholders’ equity	$24,410	$26,388

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